Exhibit 10.41
TIME WARNER CABLE LETTERHEAD
December 19, 2005
Mike LaJoie
Executive Vice President, Chief Technology Officer
Time Warner Cable
290 Harbor Drive
Stamford, CT 06902
Dear Mike:
In accordance with Section 4.10 of the Employment Agreement (the “Agreement”) dated as of June 1, 2000 between you and Time Warner Entertainment Company, LP., a subsidiary of Time Warner Cable Inc., which Agreement expires on December 31, 2005, the Company hereby offers to extend the Agreement with the same terms and conditions (except as amended below) until December 31, 2008.
Section 2.1 of the Agreement is hereby amended to provide that you shall serve as Executive Vice President & Chief Technology Officer and that you shall report to the Chief Executive Officer of the Company. Section 3.1 of the Agreement is hereby amended to provide that your Base Salary, as defined in the Agreement, will be an amount not less than $420,600.00. Section 3.2 of the Agreement is hereby amended to provide that your Target Bonus, as defined in the Agreement shall be 80%, subject to the Company’s discretion as described in the Agreement. No other provisions of Sections 2.1, 3.1, 3.2 or any other provisions of the Agreement are hereby amended.
Please indicate your acceptance of the foregoing extension of’ the Agreement by signing this letter and returning it to the Company by December 31, 2005. Failure to do so will be deemed an election by you to terminate your employment without cause pursuant to Section 4.3 of the Agreement.
Very truly yours,
TIME WARNER ENTERTAINMENT COMPANY, L.P.,
a subsidiary of TIME WARNER CABLE INC.

By:	/s/ Marc Lawrence-Apfelbaum
Marc Lawrence-Apfelbaum
Executive Vice President, General Counsel and Secretary

Accepted:

/s/ Mike LaJoie

12/22/2005
Date

Title: Executive Vice President, Chief Technology Officer

EMPLOYMENT AGREEMENT
          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made as of June 1, 2000, between Time Warner Cable, a division of Time Warner Entertainment Company, L.P., a Delaware limited partnership (the “Company”), and Michael Lajoie (the “Executive”).
          Pursuant to the Employment Agreement dated as of November 1, 1998 between the Company and the Executive (the “Original Agreement”), the Company had secured the services of the Executive on a full-time basis for the period to and including April 30, 2001, on and subject to the terms and conditions set forth in the Original Agreement.
          The Company and the Executive now wish to amend and restate the Original Agreement, and to continue Executive’s term of employment, on the terms and conditions provided herein.
          The parties therefore agree as follows:
          1. Term of Employment. The Executive’s term of employment, as this phrase is used throughout this Agreement, shall be for the period beginning January 1, 2000, and ending on December 31, 2002, subject, however, to earlier termination as expressly provided herein.
          2. Employment.
               2.1. The Company shall, during the term of employment, employ the Executive, and the Executive shall serve, as Vice President, Corporate Development. During the term of employment, the Executive shall have such functions, duties, powers and responsibilities as the Company may from time to time delegate to the Executive, and shall perform such functions, duties, powers and responsibilities at such locations as the Company shall determine, it being understood that the Company will pay or reimburse reasonable moving expenses if it decides to transfer the Executive to another location. The Executive agrees, subject to his/her election as such and without additional compensation, to serve during the term of employment in such particular additional offices of comparable stature and responsibility in the Company and its affiliated companies as the Company may require and to serve as a director and as a member of any committee of the Board of Directors of the Company and its affiliated companies to which he/she may be elected from time to time. During the term of employment, (i) the Executive’s services shall be rendered on a substantially full-time, exclusive basis, (ii) he/she will apply on a full-time basis all of his/her skill and experience to the performance of his/her duties in such employment, and shall report to the Senior Vice President Corporate Development of the Company, or to such other corporate officer(s) more senior than the Executive as the Senior Vice President Corporate Development shall determine, and (iii) he/she shall have no other employment and, without the prior written consent of the Senior Vice President Corporate Development of the Company, no outside business activities which require the devotion of substantial amounts of the Executive’s time.
               2.2. In addition to Executive’s obligations under Section 8.1.4, in performing his or her duties hereunder, Executive shall comply with the Company’s and Time Warner Inc.’s (“TWI”) written policies on conflicts of interest, service as a director of another company, and other policies and procedures of the Company and TWI, including as described in TWI’s Statement of Corporate Policy and Compliance Program Manual, as may be amended or revised from time to time, copies of which, as currently in effect, Executive acknowledges having received.

               2.3. Following the term of employment, regardless of whether Executive is considered an employee of the Company, Executive shall not provide any services to or take any actions on behalf of the Company.
          3. Compensation.
               3.1. Base Salary. The Company shall pay or cause to be paid to the Executive, during the term of employment, a base salary at the rate of not less than $202,800.00 per annum (the “Base Salary”). The Company may increase, but not decrease, the Base Salary at any time and from time to time during the term of employment.
               3.2. Bonus. In addition to Base Salary, the Executive shall be entitled to receive an annual cash bonus based on the performance of the Company and of the Executive. The Executive’s target bonus (the “Target Bonus”) shall be 40% of the Executive’s Base Salary, but the Executive acknowledges that his/her actual bonus (the “Annual Bonus”) will vary depending upon the performance of the Company and the Executive. The Company may increase, but not decrease, the Target Bonus at any time and from time to time during the term of employment. The Company’s determination of the amount, if any, of Annual Bonuses to be paid to the Executive under this Agreement shall be final and conclusive. Payments of any bonus compensation under this Section 3.2 shall be made in accordance with the then current practices and policies of the Company.
               3.3. Reimbursement. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the term of employment in the performance of his/her services hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company may customarily require of its executives at Executive’s level (as defined in Section 3.6).

               3.4. No Anticipatory Assignments. Except as specifically contemplated hereunder, neither the Executive nor any legal representative or beneficiary designated by him/her shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute any payment due in the future to such person pursuant to any provision of this Agreement, and any attempt to do so shall be void and will not be recognized by the Company.
               3.5. Indemnification. To the extent not prohibited by applicable law at the time of the assertion of any liability against the Executive, the Company shall indemnify the Executive to no lesser extent than provided in the By-Laws of Time Warner Inc. and the Partnership Agreement of Time Warner Entertainment Company, L.P. (whichever is the greater extent of indemnification) as in effect on the date hereof or the date of any predecessor employment agreement between the Company and Executive (whichever is the greater extent of indemnification) (the provisions of which are hereby incorporated by reference herein); and Executive will be entitled the benefits of any amendments or additions to such indemnification provisions that add to or broaden the protection afforded to the Executive by those provisions.
               3.6. Executive Group. References in this Agreement to employee at Executive’s level shall mean members of the Executive Group (defined as individuals with an assigned executive compensation level with eligibility for the Long Term Cash Plan and Tier I Level Stock Options or such other substitute plans as the Company may designate from time to time).
          4. Termination. The Company shall have the right to terminate the term of employment for cause or without cause; provided, however, that if such termination is without cause, Executive will be entitled to make an election as provided in Section 4.2 hereunder.

Executive shall have the right to terminate the term of employment (a) because of a material breach of this Agreement by the Company and upon such termination to make an election as provided for in Section 4.4 hereunder; (b) on 90 days notice as provided in Section 4.3 hereunder; and (c) pursuant to Executive’s exercise of the Retirement Option, pursuant to Section 4.11 hereunder.
               4.1. Termination by Company for Cause. The Company may terminate for cause the term of employment and all of the Company’s obligations hereunder, other than its obligations set forth below in Section 4.1.1. Termination by the Company for cause shall mean termination by the Company because of (a) the Executive’s conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (b) the Executive’s willful refusal without proper cause to perform his/her obligations under this Agreement; or (c) the Executive’s material breach of any of the covenants provided for in Sections 2.2 or 8; or (d) the Executive’s engaging in willful misconduct that results in a substantial financial loss to, or has a substantial adverse effect on the reputation of, the Company. Such termination shall be effected by written notice thereof delivered by the Company to the Executive and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of the Executive’s willful refusal without proper cause to perform any one or more of his/her obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to the Executive hereunder, and (iii) within five days following the date of such notice, the Executive shall cease his/her refusal and shall use his/her best efforts to perform such obligations, the termination shall be deemed null and void.

                    4.1.1. In the event of termination of the term of employment by the Company for cause in accordance with the foregoing procedures, without prejudice to any other rights or remedies that the Company may have at law or equity, the Company shall have no further obligations to the Executive other than (i) to pay the Base Salary accrued through the effective date of such termination; (ii) to pay any Annual Bonus pursuant to Section 3.2 to the Executive in respect of any year prior to the year in which such termination of employment is effective which has not yet been paid as of such termination; and (iii) with respect to any rights the Executive has under Section 7 through the effective date of termination (except as may be otherwise specifically provided in any such plan or program as of the date of termination) or pursuant to any insurance or other benefit plans or arrangements of the Company maintained for the benefit of its Executive Group. Executive hereby disclaims any right to receive a pro rata portion of his or her Annual Bonus with respect to the year in which such termination occurs.
               4.2. Termination by Company Without Cause. Provided that notice and termination has not previously been given under any other Section hereof, the Company shall have the right to terminate the term of employment without cause at any time. Such termination shall be effected by written notice thereof delivered by the Company to the Executive and shall be effective as of the date of such notice. If the Company elects to terminate the term of employment without cause, the Executive shall be entitled to elect, by written notice delivered within thirty days of the Company’s notice of termination of the term of employment, to receive, at the Executive’s option, either (i) a lump sum payment equivalent to thirty months’ Base Salary and Annual Bonus, as provided for in Section 4.2.1 hereunder or (ii) periodic payments equivalent to thirty months’ Base Salary and Annual Bonus, as provided for in Sections 4.2.2 hereunder. The Executive shall also be entitled to receive executive level outplacement services (including reasonable office space as designated by the Company) for a period of one year after the date of notice of such termination.
                    4.2.1. Lump Sum. In the event the Executive shall elect, pursuant to Section 4.2, to receive a lump sum payment, he/she shall receive a one-time payment equivalent to thirty months’ Base Salary (as such Base Salary is in effect immediately prior to the notice of the termination) and Annual Bonus, with the Annual Bonus due the Executive in respect thereof being equal to the greater of (a) the Executive’s then applicable Target Bonus amount multiplied by 2.5, or (b) the average of the regular Annual Bonus amounts (excluding the amount of any special or spot bonuses) received by the Executive from the Company for the two years immediately preceding the year of termination of the term of employment, multiplied by 2.5; provided, however, that if such termination occurs prior to the payment of two Annual Bonuses to the Executive by the Company, then the calculation of the Annual Bonus payable under clause (b) of this Section 4.2.1 shall be Executive’s Target Bonus (if no bonuses paid), or the average of the Executive’s Target Bonus amount and the Annual Bonus paid (if only one Annual Bonus has been paid).
                    4.2.2. Periodic Payments. In the event the Executive shall elect, pursuant to Section 4.2, to receive periodic payments, he/she shall be placed on a leave of absence (the “Leave”) as an inactive employee of the Company for thirty months following the date of termination of the term of employment, whether or not he/she becomes disabled as provided for in Section 5 hereunder. During the Leave, the Executive shall not be required to provide any services to the Company and shall receive (i) a Base Salary at an annual rate equal to his/her Base Salary as is in effect immediately prior to the notice of termination, and (ii) an Annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Annual Bonus will be payable) during such period equal to the greater of (a) the Executive’s then-applicable Target Bonus amount, or (b) the average of the regular Annual Bonus amounts (excluding the amount of any special or spot bonuses) received by the Executive from the Company for the two years immediately preceding the year of termination of the term of employment (subject to the proviso set forth in Section 4.2.1(b)). If the Executive accepts full-time employment with any other person or entity during the Leave or notifies the Company in writing of his/her intention to terminate his/her status as an inactive employee on Leave, then the Executive shall cease to receive the periodic Base Salary and Annual Bonus payments hereunder and the Executive shall be entitled to receive, within thirty days after such commencement or effective date of such employment or termination of status as an inactive employee on Leave, a lump sum payment in an amount representing the balance of the Base Salary and regular Annual Bonuses as the Executive would have been entitled to receive pursuant to this Section 4.2.2 had the Executive remained an inactive employee on Leave. Notwithstanding the preceding sentence, if the Executive accepts full-time employment with any Affiliate (as defined below) of the Company, then the periodic Base Salary and Annual Bonus payments provided for in this Section 4.2.2 shall cease and the Executive shall not be entitled to any such lump sum payment. For purposes of this Agreement, the term “Affiliate” means any entity which, directly or indirectly, controls, is controlled by or is under common control with, the Company.
               4.3. Termination By Executive Without Cause. Except as provided in Section 4.4 or by reason of Executive’s retirement under the terms of Section 4.11 or of any retirement plan in which employees of the Company are generally eligible to participate, Executive may not terminate his or her employment under this Agreement except upon 90 days prior written notice and only if notice of termination has not previously been given under any other Section hereof. Upon the effectiveness of such termination. Executive’s employment with the Company will terminate, and the Company shall have no further obligations to the Executive other than (i) to pay the Base Salary accrued through the effective date of such termination; (ii) to pay any Annual Bonus pursuant to Section 3.2 to the Executive in respect of any year prior to the year in which such termination of employment is effective which has not yet been paid as of such termination; and (iii) with respect to any rights the Executive has under Section 7 through the effective date of termination (except as may be otherwise specifically provided in any such plan or program as of the date of termination) or pursuant to any insurance or other benefit plans or arrangements of the Company maintained for the benefit of its Executive Group. Executive hereby disclaims any right to receive a pro rata portion of his or her Annual Bonus with respect to the year in which such termination occurs.
               4.4. Termination by Executive for Material Breach by the Company. The Executive shall have the right, exercisable by delivery of written notice to the Company, to terminate the term of employment effective fifteen days after the giving of such notice, if, at the time of such notice, the Company shall be in material breach of its obligations hereunder; provided that, with the exception of a breach of clause (a) below, such notice shall be deemed null and void and the term of employment shall not so terminate if within such fifteen-day period the Company shall have cured all such material breaches of its obligations hereunder. The parties acknowledge and agree that a material breach by the Company shall include, but not be limited to, (a) the Company failing to cause the Executive to serve in the capacities set forth in Section 2; and (b) the Company violating the provisions of Section 2 with respect to the Executive’s authority, functions, duties or responsibilities (whether or not accompanied by a change in title). After the effective date of such termination, the Executive shall have no further obligations or liabilities to the Company whatsoever (except for his/her obligation under Section 4.8, if any, and his/her obligations under Section 8 and 9, which shall survive such termination). If Executive terminates the term of employment because of a material breach of the Agreement by the Company, Executive shall be entitled to elect, by written notice delivered within fifteen days of Executive’s notice of termination, to receive, at Executive’s option either (i) a lump sum payment equivalent to thirty months’ Base Salary and Annual Bonus, or (ii) periodic payments equivalent to thirty months’ Base Salary and Annual Bonus, in accordance with the provisions of Sections 4.2.1 and 4.2.2 hereunder, respectively.
               4.5. During the period the Executive is on Leave pursuant to Section 4.2.2 and during any period of disability described in Section 5, the Executive shall continue to be eligible to receive the benefits required to be provided to the Executive under Section 7 to the extent such benefits are maintained in effect by the Company for members of its Executive Group (as defined in Section 3.6); provided, however, the Executive shall not be entitled to any additional awards or grants under any stock option, restricted stock or other cash or stock-based long term incentive plan. At the time the Executive leaves the payroll of the Company pursuant to the provisions of Sections 4, 4.1, 4.2, 4.4, 5 or 6, the Executive’s rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted.
               4.6. In the event the term of employment and the Executive’s employment with the Company is terminated pursuant to Sections 4, 4.1, 4.2, 4.3, 4.4, 4.1 1, 5 or

6 (and regardless of whether the Executive elects clause (i) or (ii) as provided in Sections 4.2 and 4.4), the Executive shall not be entitled to any other notice or severance or to be paid for any unused sabbatical, the payments provided for in such Sections being in lieu thereof. The Executive shall be paid out for unused vacation time accrued in the year of termination of employment only.
               4.7. Any obligation of the Executive to mitigate his/her damages pursuant to Section 4.9 shall not be a defense or offset to the Company’s obligation to pay the Executive in full the amounts provided in Sections 4.2.1 or 4.2.2 or the timely and full performance of any of the Company’s other obligations under this Agreement.
               4.8. In partial consideration for the Company’s obligation to make the payments described in Sections 4.2 and 4.4, or as a result of Executive’s election of the Retirement Option described in Section 4.11 herein, Executive shall execute and deliver to the Company a release which shall include the substance of the terms of the Separation Agreement and Release in the form as set forth in Exhibit A or such other form as is satisfactory to the Company. The Company shall deliver the form of such release to Executive within a reasonable period of time after the Executive has made the election set forth in Sections 4.2 or 4.4, or within a reasonable period of time following Executive’s providing a Notice of Election of Retirement Option under Section 4.11 therein. Executive shall execute and deliver such release to the person designated for receipt of notices under Section 10.1 within thirty days of his/her receipt thereof from the Company. If Executive shall fail to execute and so deliver to the Company such release within thirty days of his/her receipt thereof from the Company, Executive shall receive, in lieu of the payments described in Sections 4.2, 4.4, or 4.11, a lump sum cash payment in an amount determined in accordance with the severance policies for non-contract Executives of the Company then applicable.
               4.9. Mitigation. In the event of the termination of employment by the Executive as a result of a material breach by the Company of any of its obligations hereunder, the Executive shall not be required to seek other employment in order to mitigate his/her damages hereunder, and, regardless of the period with respect to which paid, no compensation or other payments from any other employment, services or activity of the Executive shall be applied by the Company in reduction of or be payable or paid by the Company pursuant to Sections 4.2 and 4.4; provided, however, that, notwithstanding the foregoing, if there are any damages hereunder by reason of the events of termination described above which are contingent on a change (within the meaning of Section 280G(b)(2)(A)(I) of the Internal Revenue Code), the Executive shall be required to mitigate such damages hereunder, including any such damages theretofore paid, but not in excess of the extent, if any, necessary to prevent the Company from losing any tax deductions to which it otherwise would be entitled in connection with such damages if they were not so contingent on a change. With respect to the preceding sentences, any payments or rights to which the Executive is entitled by reason of the termination of the term of employment by the Executive pursuant to Section 4.4 or in the event of the termination of the term of employment by the Company pursuant to Section 4.2 shall be considered as damages hereunder.
               4.10. Effect of Non-Tender of Subsequent Agreement. Assuming that Executive has not yet attained the age of sixty-five at the end of the term of this Agreement, in the event that the Company does not offer Executive a new Employment Agreement similar to this Employment Agreement with a term of at least thirty months, the Executive shall be entitled to receive, as thirty months’ severance, all of the benefits and payments as described in Section 4.2, with Executive being entitled to make the election outlined in Section 4.2. Except as provided herein, the Company shall not be obliged to further employ the Executive. If the Executive has attained the age of sixty-five by the end of the term of this Agreement, nothing herein shall oblige the Company to tender him/her a similar agreement, and no severance shall be due Executive in the event of the Company’s failure to do so.
               4.11. Retirement Option. Provided that, at the time of election, the Executive (a) is actively employed by the Company, (b) has reached the age of fifty-five, and (c) has been employed by the Company as member of the Executive Group (as defined in Section 3.6) for at least five years the Executive may elect, by providing written notice to the Company in the form attached hereto as Exhibit “B,” the Retirement Option, as outlined below:
                    4.11.1. Within fifteen days of the Executive’s exercise of the Retirement Option, the Company and the Executive will attempt to agree upon the length a “Transition Period” of between six and twelve months. The Transition Period shall commence as of the date of Executive’s written notice to the Company of his/her Retirement Option election.
                         4.11.1.1. If the parties are unable, within the fifteen-day period, to agree on the length of the Transition Period, then the Transition Period shall be for six months.
                         4.11.1.2. During the Transition Period, the Executive will remain actively employed, at Executive’s then-current rate of compensation, and, in addition to Executive’s other regular functions and responsibilities, will assist the Company in identifying, recruiting, and training the Executive’s replacement. The Executive will continue to be responsible for the management, direction, and performance of his/her division, operating unit or department during the Transition Period to the full extent that Executive was so responsible prior to the Transition Period.
                    4.11.2. At the conclusion of the Transition Period, the term of employment hereunder will cease and Executive will become an advisor to the Company (the “Advisory Period”) as follows:
                         4.11.2.1. The Advisory Period will extend for thirty-six months. During the Advisory Period, the Executive will receive compensation as follows: (a) for the first twelve months, Executive’s then-current Base Salary and bonus; (b) for the second twelve months, Base Salary, plus 50% bonus; and (c) for the third twelve months, Base Salary only. The bonus amount paid in (a) and (b) will be calculated as follows: The bonus amount paid will be the greater of Target Bonus or the average of the two most recent full year Annual Bonuses earned (excluding any special or spot bonuses). All payments pursuant to this subsection shall be made in accordance with the Company’s ordinary timing and procedures for salary and bonus compensation.
                         4.11.2.2. The Executive will continue to vest in any outstanding stock options and long-term cash incentives (or any other similar plan) during the Advisory Period; however, the Executive will not be entitled to any additional awards or grants. The Executive will also continue to be eligible to participate in any deferred compensation plans and any Company-sponsored benefit plans, savings plans, pension plans and group insurance plans (including medical, dental and vision care, long-term disability, and life insurance) as if he/she were actively employed during the Advisory Period. If the Executive elected premium reimbursement from the Company in lieu of Company-paid group term life insurance, the payments in effect at the end of the Transition Period will be continued until the end of the

Advisory Period. If the Executive did not elect premium reimbursement from the Company, group term life insurance equal to the amount provided at the end of the Transition Period will be continued until the end of the Advisory Period.
                         4.11.2.3. The Executive will not be provided with office space or secretarial services by the Company during the Advisory Period. However, as soon as possible following the end of the Transition Period, the Executive will receive a lump-sum payment of $10,000, less appropriate taxes and deductions, as reimbursement for office expenses incurred during the Advisory Period. No further payments or reimbursements will be made for office Space or secretarial services during the Advisory Period.
                         4.1 1.2.4. During the Advisory Period, the Executive will be eligible for reimbursement of financial and estate planning expenses, in the same amount and under the same terms as other Executives at Executive’s level.
                         4.11.2.5. The Executive shall not be eligible for a Company-provided car or car allowance during the Advisory Period. Any Company-provided car in the possession of the Executive will be returned by the Executive to the Company prior to the commencement of the Advisory Period.
                         4.11.2.6. During the Advisory Period, the Executive will provide such advisory services concerning the business, affairs and management of the Company as may be requested by the Company’s management, but shall not be required to devote more than five days per month (up to eight hours per day), to such services. The services shall be performed at a time and place mutually convenient to both parties. The Company will reimburse the Executive for any expenses reasonably and necessarily incurred in providing such services, other than expenses of the nature set forth in Section 4.1 1.2.3. The Company may require proof of the expenses incurred, via receipts or other appropriate documentation.
                         4.1 1.2.7. The election of this Retirement Option, including the compensation and benefits payable during the Transition Period and the Advisory Period described herein above, are in lieu of any and all benefits, compensation, and payments available under this Agreement. Executive shall have no further rights to such compensation and benefits thereunder, except as outlined herein, once Executive elects this Retirement Option. Executive will continue to be bound to Executive’s obligations under this Agreement, except where expressly modified herein.
                         4.11.2.8. If the Executive accepts other employment during the Advisory Period, (a) he/she will be terminated from payroll and will receive a lump-sum payment for the balance of the salary and bonuses payable during the Advisory Period and (b) his/her participation in all incentive, benefit and insurance plans or perquisites of the Company including Stock Option and Long Term Cash Plans, shall be determined in accordance with Company procedures and plan documents. Notwithstanding the preceding sentence, if the Executive accepts employment with any not-for-profit Entity (defined as an entity that is exempt or in the process of obtaining exemption from federal taxation under Section 501(c)(3) of the Internal Revenue Code), then the Executive shall be entitled to remain on the payroll of the Company and receive the payments as provided above.
                         4.11.2.9. Unless specifically requested by the Company, the Executive will not be expected to attend any management meetings, trade shows, conferences, or other similar events or activities, and will not be reimbursed for the costs of such activities during the Advisory Period.

                         4.11.2.10. The Executive’s election of the Retirement Option as outlined herein shall be irrevocable.
                         4.11.2.11. The Executive shall, in partial consideration for the payments to be made pursuant to Executive’s election of the Retirement Option, execute and deliver to the Company a release as described in Section 4.8 herein.
          5. Disability. Provided that an effective notice of termination has not previously been given under any Section hereof, if Executive becomes ill or is injured or disabled during the term of this Agreement such that Executive fails to perform all or substantially all the duties to be rendered hereunder and such failure continues for a period in excess of twenty-six consecutive weeks (a “Disability”), the Company may terminate the term of employment of Executive under this Agreement upon written notice to Executive at any time and thereupon Executive shall be entitled to receive (i) any earned and unpaid Base Salary accrued through the date of such termination, (ii) subject to the terms thereof, any benefits which may be due to Executive under the provisions of any benefit plans, savings plans, pension plans, and group insurance plans, and (iii) a lump sum cash payment equal to two and one-halftimes the sum of the Executive’s then current Base Salary plus the greater of (a) the average of his/her Annual Bonus amount paid over the last two years (subject to the proviso set forth in Section 4.2.1(b)), multiplied by 2.5, or (b) the Executive’s then applicable Target Bonus amount multiplied by 2.5.
          6. Death Benefit; Life Insurance. Provided that the term of employment has not been earlier terminated hereunder, upon the death of the Executive, this Agreement and all benefits hereunder shall terminate (except as otherwise provided in any benefit, savings, incentive or other plan or program of the Company), except that the Executive’s estate (or a designated beneficiary thereof) shall be entitled to receive: 1) If Company paid Life Insurance above $50,000 has been waived, Company paid Life Insurance of $50,000 (and Executive will be entitled to his/her Group Universal Life Insurance death benefit from the insurance company, if any has been elected); or, 2) Company paid Life Insurance equal to thirty months of Executive’s Base Salary plus bonus compensation based on the greater of (a) the average of the regular Annual Bonus amounts (excluding the amount of any special or spot bonuses) received by the Executive from the Company for the most recent two years (subject to the proviso set forth in Section 4.2.1(b)), times 2.5, or (b) the Executive’s then applicable Target Bonus amount multiplied by 2.5.
          Further, during the period the Executive is receiving periodic payments under Section 4.2.2, the Executive will be provided with the Life Insurance benefit available prior to termination. If the Executive elected premium reimbursement from the Company in lieu of full group term life insurance, the payments in effect prior to the date notice of termination is given will be continued through the end of the salary continuation period. If the Executive did not elect premium reimbursement from the Company, group term life insurance equal to the amount provided prior to the date notice of termination is given will be continued through the end of the salary continuation period.
          7. Benefits. Except as otherwise provided herein, during the term of employment, the Executive shall be eligible to participate in any pension, profit-sharing, stock option, group insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he/she is eligible under the general provisions thereof. The Executive shall also be entitled to receive other benefits generally available to all members of the Executive Group, to the extent that he/she is eligible therefor.
          8. Protection of Confidential Information; Non-competition; Non-solicitation.
               8.1. Covenants. The Executive acknowledges that his/her employment by the Company (which, for purposes of this Section 8 shall mean the Company and its affiliated entities) will, throughout the term of employment, bring him/her into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, trade secrets, customer lists, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development (collectively, the “Confidential Information”). The Executive further acknowledges that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organizations that are or could be located in nearly any part of the world and that the nature of the Executive’s services, position and expertise are such that he/she is capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, the Executive covenants and agrees:
                    8.1.1. The Executive will keep secret all Confidential Information of the Company, including without limitation, the terms and provisions of this Agreement, and will not disclose such matters to anyone outside of the Company, either during or after the term of employment, except with the Company’s written consent, provided that (i) the Executive shall have no such obligation to the extent such matters are or become publicly known other than as a result of the Executive’s breach of his/her obligations hereunder, (ii) the Executive may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process, and (iii) the Executive may disclose the terms and provisions of this Agreement to his/her spouse and legal, tax and financial advisors.
                    8.1.2. The Executive will deliver promptly to the Company upon termination of the term of employment or at any other time the Company may so request, at the Company’s expense, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which he/she obtained while employed by, or otherwise serving or acting on behalf of, the Company and which he/she may then possess or have under his/her control.
                    8.1.3. Executive will not at any time denigrate, ridicule, or intentionally criticize the Company or any of its products, properties, Executives, officers or directors, including, without limitation, by way of news interviews, or the expression of personal views, opinions, or judgments to the news media.
                    8.1.4. Executive will not at any time during the term of employment and for a period of one year after termination of the term of employment for any reason, solicit (or assist or encourage the solicitation of) any Executive of the Company to work for Executive or for any person or entity in which Executive owns or expects to own more than a 1% equity interest or for which Executive serves or expects to serve as an Affiliated Person (as defined in Section 8.1.5 herein). For the purposes of this Section, the term “solicit any Executive” shall mean Executive’s contacting, or providing information to others who may be expected to contact, any Executive of the Company regarding their employment status, job satisfaction, interest in seeking employment with Executive or any Affiliated Person or any related matter, but shall not include general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an Executive of the Company.
                    8.1.5. Executive hereby expressly covenants and agrees that he/she will not, at any time during the term of employment and for a period of one year after the termination of the term of employment for any reason, be or become an officer, director, partner or Executive of or consultant to or act in any managerial capacity with or own any equity interest in any person or entity (an “Affiliated Person”) which is a “Competitive Business Entity” (as such term is defined on Exhibit C hereto); provided, however, that ownership of less than 1% of the outstanding equity securities of any entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby.
               8.2. Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Executive commits a material breach (or such a breach is threatened) of any of the provisions of Sections 2.2, 8.1, or 9, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
          9. Ownership of Work Product. The Executive acknowledges that during the period the Executive is (and has been) employed by the Company, he/she may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to him/her by reason of his/her employment by the Company. The Executive acknowledges that, unless the Company otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to the Company and that he/she shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to him/her for the possible interest or participation of the Company. The Executive shall further, unless the Company otherwise agrees in writing, at any time (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers the Company deems necessary to carry out the foregoing; and (iv) give testimony in support of his/her inventorship or creation in any appropriate case. The Executive agrees that he/she will not assert any rights to any Work Product or business opportunity as having been made or acquired by him/her prior to the date of this Agreement (or predecessor Agreements with the Company) except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof (or thereof). The provisions of this Section are in addition to, and not in limitation of, any separate agreement regarding similar matters executed by the Executive.
          10. Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
               10.1. If to the Company:
Time Warner Cable
290 Harbor Drive
Stamford, Connecticut 06902-2266
Attention: General Counsel
               10.2. If to the Executive, to the address set forth on the records of the Company.
          11. General.
               11.1. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to New York’s choice of law provisions.
               11.2. Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
               11.3. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.
               11.4. No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.
               11.5. Assignability. This Agreement and the Executive’s rights and obligations hereunder may not be assigned by the Executive. This Agreement will be binding on any successors or assigns of the Company.

               11.6. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
               11.7. Beneficiaries. Whenever this Agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may designate in writing filed with the Company. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.
               11.8. No Conflict. The Executive represents and warrants to the Company that this Agreement is legal, valid and binding upon the Executive and the execution of this Agreement and the performance of the Executive’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Executive is a party (including, without limitation, any other employment agreement). The Company represents and warrants to the Executive that this Agreement is legal, valid and binding upon the Company, and the Company is not a party to any agreement or understanding which would prevent the fulfillment by the Company of the terms of this Agreement.
               11.9. Withholding. All payments required to be paid by the Company to Executive under this Agreement will be paid in accordance with the payroll practices of the Company and/or the terms of the Company’s benefit, savings, pension, insurance and incentive plans and programs, as the case may be, and will be subject to withholding taxes, social security and other payroll deductions as required by law and/or in accordance with the Company’s policies applicable to members of the Executive Group and the terms of such plans and programs.
               11.10. Use of Likeness. The Company and its Affiliates shall have the right to use Executive’s name, biography and likeness in connection with their respective businesses, but not for use as a direct endorsement.
               11.11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
               11.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
               11.13. Changes. The Company and its Affiliates are entitled to amend, modify, terminate or otherwise change at any time or from time to time any and all benefit plans, incentive plans and policies, practices or procedures referred to in this Agreement.
               11.14. Resolution of Disputes. Except as provided for in Section 8.2 above, the Company and the Executive agree that any claim, dispute, controversy or the like

(collectively, the “Dispute”) arising out of or relating to this Agreement (including the Exhibits annexed hereto), including, without limitation, its validity or a breach thereof, shall be resolved by binding arbitration in accordance with the rules of the Commercial Tribunal of the American Arbitration Association. The Company and the Executive further agree that any Dispute relating to, arising in the context of, or being asserted for the first time after, termination of the term of employment including but not limited to any alleged violation of any local, state or federal anti-discrimination statute or ordinance, or any Dispute that Executive was subjected to discriminatory harassment in violation of any local, state or federal anti-discrimination statute, shall also be resolved by binding arbitration in accordance with the rules of the Commercial Tribunal of the American Arbitration Association. The Company and the Executive expressly waive their rights, if any, to a trial of any such Disputes by a jury.
                    11.14.1. The Company and the Executive agree that (a) any Dispute shall be arbitrated by three neutral arbitrators who shall issue a written opinion and award, (b) the award may be vacated in the event of bias, corruption, fraud or where an arbitrator exceeds his/her powers, and (c) judgment upon the award may be entered in any court having jurisdiction thereof
                    11.14.2. The Executive may choose to have the arbitration hearing pursuant to this Section 11.14 take place in either Stamford, Connecticut, or New York City, New York. The Company agrees that if the Executive is the prevailing party in such arbitration, the Company shall pay the arbitrators’ fees and related AAA administrative costs.

'

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TIME WARNER CABLE, a division of

TIME WARNER ENTERTAINMENT COMPANY, L.P.

By:	/s/ Marc Apfelbaum

Title:

Agreed to and accepted as of
the date first above written
EXECUTIVE

/s/ Mike LaJoie

Vice President, Corporate Development
Annual Salary: $202,800.00
Target Annual Bonus Percentage: 40%
Address for Notices:
97 Erickson Drive
Stamford, CT 06903

Exhibit A
CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE
          This Separation Agreement and Release (this “Agreement”), effective as of the date set forth in Paragraph 30 below, is made and entered into by and between Time Warner Cable (the “Company”), a division of Time Warner Entertainment Company, L.P., and                                                             (the “Executive”). The Company and Executive are from time to time referred to herein as the “parties.” By this Agreement, the parties intend to, and do hereby settle any and all differences, disputes, grievances, claims, charges and complaints, whether known or unknown, accrued or unaccrued, actual or alleged that Executive either has or arguably may have against the Company, its affiliates including, but not limited to, Time Warner Inc., and each of their respective subsidiaries or predecessors or successors thereto (hereinafter respectively “Affiliates” and “Subsidiaries”) or that the Company, its Affiliates or Subsidiaries either have or arguably may have against Executive, as discussed herein.
          In consideration of the mutual covenants, conditions and obligations set forth herein, the parties agree as follows:
          [1. Pursuant to Section 4.2.1 of the Amended and Restated Employment and Termination Agreement, dated as of June 1, 2000, between the Company and Executive (“the Employment Agreement”), Executive shall receive a one-time lump sum payment equal to $                    .]
          [1. Pursuant to Section 4.2.2 of the Amended and Restated Employment and Termination Agreement, dated as of June 1, 2000, between the Company and Executive (the “Employment Agreement”), Executive shall be place on a leave of absence (the “Leave”) as an inactive Executive of the Company for thirty months following the date of termination of the term of employment, whether or not he/she becomes disabled as provided for in Section 5 of the Employment Agreement. During the Leave, Executive shall receive his/her regular annual earnings of $                     less statutory deductions and other voluntary deductions (i.e., group insurance) paid biweekly through                     . Executive shall also receive an Annual Incentive Plan bonus (AIP) payment of $                     each year, less statutory deductions, for three years, payable in [month] of                     ,                      and                     . [The Executive shall also receive a prorated payment of $                      to be paid in February of                     .] If the Executive accepts full-time employment with any other person or Entity during such Leave or notifies the Company in writing of his/her intention to terminate his/her status as an inactive employee on Leave, then the Executive will be terminated from payroll and will receive a lump sum payment in an amount representing the balance of the annual salary and bonuses payable during the thirty month period pursuant to Section 4.2.2 of the Employment Agreement. (Notwithstanding the preceding sentence, if the Executive accepts full-time employment with any Affiliate of the Company (for this purpose only, as “Affiliate” is defined in the Employment Agreement), then the periodic annual salary and bonus payments provided for in Section 4.2.2 of the Employment Agreement shall cease, and the Executive shall not be entitled to any such lump sum payment.) If the Executive leaves payroll within one year after separation from the Company, any lump-sum payment will be paid in two installments. At the time the Executive leaves payroll, 75% will be paid; the remaining 25% will be paid on the first anniversary date of the notice of termination. By signing this agreement Executive acknowledges his obligation to inform the Company of the date the new position will commence immediately after accepting other employment.

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          2. The parties agree that Executive’s Time Warner stock options granted under the Time Warner Stock Option Plan (the “Option Plan”) will continue to vest during the period the Executive remains on payroll.
          3. The parties agree that the Executive’s rights under the Time Warner Cable Long Term Cash Plan shall be determined by the provisions of the Plan as in effect on the date of this Agreement. If active employees receive payments for any cycles of this Plan for which the Executive received a grant, the Executive will be eligible to receive a payment at the end of each cycle. Any such payments will be prorated based on the date the Executive terminates from payroll. The Executive received grants under the ___, ___, and ___Long Term Cash Plans.
          4. The parties agree that the Executive’s pension rights and rights in the Time Warner Cable Savings Plan shall be determined by the provisions of the Time Warner Cable Pension Plan and Savings Plan, respectively, as in effect on the date of this Agreement (collectively, the “Pension and Savings Plans”). Further, the parties agree that full distribution of the Executive account balances held in the Time Warner Cable Savings Plan may occur following termination of the Executive from payroll, upon Executive’s request.
          5. The parties agree that the Executive will be provided with coverage under the Company’s group insurance plans at the employee contribution rate as long as the Executive remains on payroll. The Executive will be subject to any increases in employee contributions and any changes in the group insurance benefit package which occur during the salary continuation period. Following termination of group insurance benefits, the Executive may continue medical, dental, and vision coverage for up to eighteen (18) months by following the applicable COBRA procedures and paying the full monthly premium.

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          6. The parties agree that the Executive will be provided with the life insurance benefits and, if elected, premium reimbursements as specified under his/her Employment Agreement as long as the Executive remains on payroll.
          7. Based on the Company’s payroll records as of                      and the termination date of                     , Executive’s unused vacation balance is                      hours. Assuming payroll records are current, this would result in a vacation payout of                     . The parties agree the vacation balance will be verified prior to payout.
          8. Under the Employment Agreement, the Executive is entitled to executive level outplacement services (including reasonable office space as designated by the Company) at no cost to the Executive for the one year period following the date of termination of active employment (insert date).
          9. The parties agree that the Executive will be eligible for reimbursement of financial counseling expenses during the period he remains on payroll, provided active employees at his level receive these benefits. Financial counseling expense reimbursement will be limited to the amounts available to active employees at the Executive’s level.
          10. Executive does hereby release and forever discharge the Company and its Affiliates and Subsidiaries and each of their respective officers, shareholders, subsidiaries, agents, successors, predecessors, assigns, and employees and their respective agents, heirs, executors, administrators, estates, beneficiaries and representatives, of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorneys’ fees, expenses, or other compensation, that in any way relate to or arise out of Executive’s employment with the Company and/or its Affiliates and Subsidiaries or the termination of such employment which Executive may now or hereafter have, under any federal, state or local law,

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regulation or order (including without limitation, under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, through and including the date of this Agreement), or otherwise. This release shall not apply to any act of fraud or criminal conduct by the Company, its Affiliates or Subsidiaries, of which Executive is not aware as of the date of this Agreement, nor to any act of non-compliance with terms of this Agreement by the Company.
          11. The Company, its Affiliates and Subsidiaries, do hereby release and forever discharge Executive, his/her agents, heirs, executors, administrators, estate, beneficiaries and representatives, of and from any and all actions, causes of action, claims or demands for general, special, and punitive damages, attorneys’ fees, expenses, and other compensation, that in any way relate to or arise out of the Company’s employment of Executive or the termination of such employment which the Company, its Affiliates or Subsidiaries may now or hereafter have, under any federal, state, or local law, regulation, or order, as amended, or otherwise, through and including the date of this Agreement. This release shall not apply to any act of fraud or criminal conduct by Executive of which the Company, its Affiliates or Subsidiaries are not aware as of the date of this Agreement, nor to any act of non-compliance with terms of this Agreement by Executive.
          12. Executive agrees that this Agreement shall terminate upon his/her death, and thereupon the Company shall not have any obligations hereunder, except that Executive’s estate or beneficiaries shall be entitled to all unpaid compensation payable to Executive hereunder and to all other benefits which may be due to Executive and Executive’s estate or beneficiaries at the time under the general provisions of any employee benefit plan of the Company in which Executive is then a participant.

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          13. Executive hereby expressly covenants and agrees that Executive will keep secret all Confidential Information of the Company, including without limitation, the terms and provisions of this Agreement, and will not disclose such matters to anyone outside of the Company, except with the Company’s written consent (except as permitted in Paragraph 20 below and Section 8.1.1 of the Employment Agreement).
          14. Executive hereby grants and assigns to the Company all rights (including, without limitation, any copyright or patent) to the Work Product and any business opportunities presented to him/her by reason of his/her employment by the Company. Any work in connection therewith shall be considered “work made for hire” under the Copyright law of 1976 or any successor thereto, and the Company shall be the owner of such work as if the Company were the author of such work. Executive will execute and deliver to the Company any documents or instruments evidencing the Company’s ownership thereof as reasonably requested by the Company. The provisions of this Paragraph are in addition to, and not in limitation of, any separate agreement regarding similar matters executed by the Executive.
          15. Executive hereby expressly covenants and agrees that:
               (a) Executive shall not for a period of one year following                     , be or become an officer, director, partner or Executive of or consultant to or act in any managerial capacity with or own any equity interest in any person or Entity (an “Affiliated Person”) which is a “Competitive Business Entity” (as such term is defined on Exhibit A hereto), provided, however, that ownership of less than one percent of the outstanding equity securities of any Entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby.

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               (b) Executive will not at any time for a period of one year following                      solicit (or assist or encourage the solicitation of) any employee of the Company or any of its Subsidiaries or Affiliates to work for Executive or for any person or Entity in which Executive owns or expects to own more than a one percent equity interest or for which Executive serves or expects to serve as an Affiliated Person.
     For the purpose of this Paragraph 15(b), the term “solicit any employee” shall mean Executive’s contacting, or providing information to others who may be expected to contact, any employee of the Company or any of its Subsidiaries or Affiliates regarding their employment status, job satisfaction, interest in seeking employment with Executive or any Affiliated Person or any related matter, but shall not include general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or an evaluation of an employee of the Company or any of its Subsidiaries or Affiliates.
          16. Documents; Conduct. (a) Executive certifies that he has returned to the Company all property of the Company and its Subsidiaries and Affiliates in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its Subsidiaries or Affiliates or their respective personnel or affairs.
     (b) Executive expressly covenants and agrees that Executive will not at any time denigrate, ridicule or intentionally criticize the Company or any of its Subsidiaries or Affiliates or any of their respective products, properties, employees, officers or directors, including, without limitation, by way of news interviews, or the expression of personal views, opinions or judgments to the news media or in any type of public forum.

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          17. Executive agrees that, if called upon to do so by the Company, he/she shall truthfully testify in Court or before an administrative agency concerning matters or disputes which arose or were pending during his/her tenure with the Company. Executive further agrees to make himself/herself available, upon reasonable notice and at reasonable times, to be interviewed and to cooperate, at the request of the Company, or its counsel, in connection with any litigation, proceeding, inquiry or investigation to which the Company is or may become involved. The Company agrees that if it should call upon Executive to so testify or to be interviewed or cooperate, the Company shall reimburse Executive for expenses reasonably and necessarily incurred by Executive for testifying, being interviewed or cooperating, excluding costs and fees of any attorney whom Executive may wish to retain to represent him/her. Further, in the event Executive is called upon to testify, be interviewed or cooperate, the Company shall make available to Executive all books. documents and other discoverable items necessary for him/her to give complete and truthful testimony.
          18. Executive agrees that he/she will not voluntarily assist or encourage other persons to file complaints or claims of any kind against the Company. To that end, Executive agrees not to commence, prosecute or participate in (except as required by law) any action or proceeding of any kind against the Company and agrees not to assist, encourage, or provide support for, directly or indirectly, to any other person in connection with any action or proceeding of any kind against the Company, except as required by law.
          19. Executive agrees that he/she will not make any disclosure of any of the facts or circumstances giving rise to any allegations he/she has made regarding the Company or any of its employee s, regarding any policies or practices of the Company, regarding his/her disagreements with any employee s of the Company, or regarding any matters that came to

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his/her attention during the course of his/her employment by the Company. Executive also agrees that he/she will not solicit or initiate any demand or request by others for any such disclosure of any such information.
          20. Executive agrees that he/she will not disclose the financial terms of this Agreement to any person, firm, corporation or other entity, except that Executive may disclose the financial terms to federal or state tax authorities, his/her attorneys, accountants, or family and, subject to the condition precedent that he deliver to the Company upon request a confidentiality agreement in customary form, if he/she is applying for credit, to the lenders involved. Notwithstanding the foregoing, if Executive shall be requested or required in a judicial, administrative or governmental proceeding to disclose the financial terms of this Agreement (whether by way of oral questions, interrogatories, requests for information or documents, subpoenas or similar process), Executive will notify the Company (attention of General Counsel) as promptly as possible of such request or requirement so that the Company may either seek an appropriate protective order or waive Executive’s compliance with the provisions of this paragraph. If, in the absence of such protective order or waiver, Executive is nevertheless, in the written opinion of Executive’s counsel, otherwise required to disclose the financial terms of this Agreement to any court, government agency or tribunal or else stand liable for contempt or suffer other censure or penalty, Executive may disclose such financial terms to such court, governmental agency or tribunal without liability hereunder.
          21. It is expressly understood and agreed that the payment(s) by the Company of the amounts set forth herein is being given to Executive in return for Executive’s agreements and covenants contained in this Agreement. Neither payment by the Company of the amounts set

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forth herein nor any term or condition contained in this Agreement shall be construed by either party at any time as an admission of liability or wrongdoing in any manner whatsoever.
          22. Executive agrees and acknowledges that in executing and delivering this Agreement. (a) he/she has done so freely and voluntarily; (b) that he/she was advised in this writing to consult with an attorney of his/her choice; (c) that he/she has had a reasonable opportunity to confer with legal counsel of his/her own choosing; (d) that he/she executed this Agreement with knowledge of all the material facts, and not as a result of any duress, concealment, fraud, or undue influence; (e) that he/she was advised that he/she would have at least [twenty-one or forty-five] days to consider this Agreement; (f) that it would become fully enforceable unless he/she revoked it in writing directed to the General Counsel of the Company within seven days of executing it; and (g) he/she will not receive any of the consideration provided for under this Agreement if he/she does not execute it or if he/she revokes it within the revocation period.
          23. In the event that any provision of this Agreement is found or deemed to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms hereunder.
          24. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings between the parties hereto with regard to such subject matter (provided that provisions of the Employment Agreement that do not expressly terminate upon termination of the term of employment thereunder and which are not in conflict with the terms hereof shall continue to survive and be in effect regardless of this Agreement). This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York

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applicable to contracts made and to be performed therein. The terms of the Agreement may not be modified, except in writing and signed by the party against whom the enforcement of any such modification may be sought.
          25. The parties understand and agree that this Agreement is solely for the purposes set forth herein, and does not constitute, and is not intended to constitute, a general policy of the Company in dealing with employee separations.
          26. All notices, consents, requests, instructions and other communications provided for herein shall be validly given, made or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid to:

Executive at:

Company at:	Time Warner Cable
Attention: General Counsel
290 Harbor Drive
Stamford, Connecticut 06902

Attention: Beth Wann
160 Inverness Drive West
Englewood, Colorado 80112
          27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
          28. Breach by Executive. Executive hereby expressly covenants and agrees that the Company will suffer irreparable damage in the event any provisions of Paragraphs 13, 14 or 15 are not performed or are otherwise breached and that the Company shall be entitled as a matter of right to an injunction or injunctions and other relief to prevent a breach or violation by Executive and to secure its enforcement of Paragraphs 13, 14 and/or 15. Resort to such equitable

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relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.
          29. Resolution of Disputes. Except as provided for in Paragraph 28 above, the Company and the Executive agree that any claim, dispute, controversy or the like (collectively, the “Dispute”) arising out of or relating to this Agreement (including the Exhibit annexed hereto), including, without limitation, its validity or a breach thereof, shall be resolved by binding arbitration in accordance with the rules of the Commercial Tribunal of the American Arbitration Association (“AAA”). The Company and Executive expressly waive their rights, if any, to a trial of any such Disputes by a jury. The Company and Executive agree that (a) any Dispute shall be arbitrated by three neutral arbitrators who shall issue a written opinion and award, (b) the award may be vacated in the event of bias, corruption, fraud or where an arbitrator exceeds his/her powers, and (c) judgment upon the award may be entered in any court having jurisdiction thereof. Executive may choose to have the arbitration hearing take place in either Stamford, Connecticut, or New York City, New York. The Company agrees that if the Executive is the prevailing party in such arbitration, the Company shall pay the arbitrators’ fees and related AAA administrative costs.
          30. Unless earlier revoked, this Agreement shall be effective on the eighth day following its execution by the Executive.
          31. Capitalized terms used but not defined herein are used as defined in the Employment Agreement.

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          IN WITNESS HEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

TIME WARNER CABLE, a division of
TIME WARNER ENTERTAINMENT COMPANY, L.P.

By:

Title:

EXECUTIVE

EXECUTIVE NOTARY

STATE OF	)
	)	ss.:
COUNTY OF	)
          On this                      day of                                           , before me personally came                     , to me known and known to me to be the person described herein and who executed the foregoing Separation Agreement and General Release, and he/she duly acknowledged to me that he/she executed the same.

Notary Public

My Commission Expires:

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Exhibit B
Time Warner Cable
290 Harbor Drive
Stamford, Connecticut 06902-2266
Attention: General Counsel
Dear [Marc]:
Pursuant to Section 4.11 of my Employment Agreement, this is to advise you of my election of the Retirement Option provided therein, effective as of the date of this letter.
Pursuant to Section 4.11.1, I suggest a Transition Period of ___ months, ending on                                                                .

Sincerely yours,
[Executive]

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Exhibit C
“Competitive Business Entity” shall mean (A) any Entity which is engaged in the United States, either directly or indirectly, in the ownership, operation or management of (i) any cable television system, open video system, direct broadcast system (DBS), SMATV system, pay-per-view system, multi-point distribution system (MDS or MMDS) or other multichannel television programming system (collectively “Systems”) in the United States; or (ii) any business of providing any local residential telecommunications, or any internet access or any other transport or network services for Internet Protocol based information; and (B) any federal, state or local authority empowered to grant, renew, modify or amend, or review the grant, renewal, modification or amendment of, or the regulation of, franchises to operate any System. Provided, however, that “Competitive Business Entity” shall not mean any cable television system operator which, at all times during the relevant period, has less than 500,000 subscribers and does not serve any area which is also served by a cable television system owned, operated or managed by the Company or its Affiliates.
All capitalized terms used herein shall have the meanings provided in the Amended and Restated Employment Agreement to which this Exhibit C is attached.

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